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                                                                    EXHIBIT 12.0


                                 POPULAR, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)

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                                                                 Year Ended December 31,
                                         --------------------------------------------------------------------

                                              1997          1996           1995           1994           1993


Income before income taxes                    284,026        256,027        206,130       175,177         132,140


Fixed charges:

  Interest expense                            707,348        591,540        521,624       351,633         280,008
  Estimated interest component
  of net rental payments                        7,779          7,065          6,012         5,568           4,827

  Total fixed charges including
  interest on deposits                        715,127        598,605        527,636       357,201         284,835

  Less: Interest on deposits                  366,528        350,221        329,783       247,726         219,447

  Total fixed charges excluding
  interest on deposits                        348,599        248,384        197,853       109,475          65,388

Income before income taxes and
 fixed charges (including interest
  on deposits)                               $999,153       $854,632       $733,766      $532,378        $416,975

Income before income taxes and
 fixed charges (excluding interest
  on deposits)                               $632,625       $504,411       $403,983      $284,652        $197,528

Preferred stock dividends                       8,350          8,350          8,350        $4,630            $770



Ratio of earnings to fixed charges

   Including Interest on Deposits                 1.4            1.4            1.4           1.5             1.5

   Excluding Interest on Deposits                 1.8            2.0            2.0           2.6             3.0

Ratio of earnings to fixed charges & Preferred Stock Dividends

      Including Interest on Deposits              1.4            1.4            1.4           1.5             1.5

      Excluding Interest on Deposits              1.8            2.0            2.0           2.5             3.0
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